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As filed with the Securities and Exchange Commission on March 8, 2007.

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

West Pharmaceutical Services, Inc.
(Exact name of Registrant as specified in its Charter)

Pennsylvania
(State or Other Jurisdiction of Incorporation or Organization)

23-120010
(I.R.S. Employer Identification No.)

101 Gordon Drive
Lionville, PA 19341
(610) 594-2900
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

John R. Gailey III, Esq.
Vice President, General Counsel and Secretary
West Pharmaceutical Services, Inc.
101 Gordon Drive
Lionville, PA 19341
(610) 594-2900
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Christopher G. Karras, Esq.
Dechert LLP
Cira Centre
2929 Arch Street
Philadelphia, PA 19104-2808
(215) 994-4000

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

        If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee(3)

Debt Securities, Preferred Stock, par value $0.25 per share, Common Stock, par value $0.25 per share, Warrants and Units.(4)

(1)
Not applicable pursuant to Form S-3 General Instruction II(E).

(2)
An indeterminate aggregate initial offering price or number of debt securities, preferred stock, warrants and common stock of the Registrant is being registered as may from time to time be issued at indeterminate prices. Prices, when determined, may be in United States dollars or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.

(3)
In accordance with Rules 456(b) and 457(r), the Registrant is deferring payment of all the registration fee.

(4)
The securities of each class may be offered and sold by the registrant and/or may be offered and sold from time to time by one or more selling securityholders to be identified in the future. The selling securityholders may purchase the securities directly from the registrant or from one or more underwriters, dealers or agents.

PROSPECTUS

WEST PHARMACEUTICAL SERVICES, INC.

Debt Securities
Preferred Stock
Common Stock
Warrants
Units

        The following are types of securities that we may offer, issue and sell from time to time, together or separately:

  •
  debt securities, which may be senior debt securities or subordinated debt securities;

  •
  shares of our preferred stock;

  •
  shares of our common stock;

  •
  warrants to purchase debt or equity securities; and

  •
  units.

        The specific terms of any securities to be offered will be described in supplements to this prospectus. The prospectus supplements may also add, update, or change information contained in this prospectus. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision.

        We may offer and sell these securities through one or more underwriters, dealers and agents, through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers, on a continuous or delayed basis.

        To the extent that any selling securityholder resells any securities, the selling securityholder may be required to provide you with this prospectus and a prospectus supplement identifying and containing specific information about the selling securityholder and the terms of the securities being offered.

        The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Our common stock is quoted on the New York Stock Exchange under the trading symbol "WST." Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

        See "Risk factors" beginning on page i in this prospectus as well as in all supplements to this prospectus, as well as any risk factors contained in documents incorporated by reference in this prospectus, for a discussion of certain risks that you should consider before buying any securities hereunder.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 8, 2007.

Risk factors

Prior to making any investment decision with respect to the securities that we may offer, prospective investors should carefully consider the specific factors set forth under the caption "Risk Factors" in the applicable prospectus supplement and in our periodic and other reports filed with the Securities and Exchange Commission (the "SEC") that are incorporated by reference herein, together with all of the other information appearing in this prospectus, in the applicable prospectus supplement or incorporated by reference into this prospectus in light of their particular investment objectives and financial circumstances.

About this prospectus

This prospectus is part of a registration statement that we filed with the SEC utilizing the "shelf" registration process. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the securities we may offer. The prospectus supplement may also add, update or change information contained in this prospectus. The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the prospectus supplement. The prospectus supplement will also contain, with respect to the securities being sold, the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters and the net proceeds to us. Any underwriters, dealers or agents participating in such offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the "Securities Act." You should carefully read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date of this prospectus. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted.

In this prospectus we use the terms "we," "us," and "our" and similar words to refer to West Pharmaceutical Services, Inc., a Pennsylvania corporation, and its consolidated subsidiaries, unless the context otherwise requires. References to "securities" include any security that we might offer under this prospectus or any prospectus supplement. References to "$" and "dollars" are to United States dollars.

i

Where you can find more information

We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov and through the New York Stock Exchange, 20 Broad Street, New York, New York 10005, on which our common stock is listed.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

Incorporation by reference

The SEC's rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

(1)
Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 1, 2007;

(2)
Current Reports on Form 8-K filed on January 11, 2007, January 30, 2007, February 20, 2007 and March 7, 2007 (in each case, excluding the portions deemed "furnished" and not "filed" with the SEC);

(3)
Description of our common stock set forth in our Registration Statement on Form 8-A filed with the SEC on October 17, 1980; and

(4)
All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and before the termination of this offering.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You can request those documents from the Corporate Secretary, West Pharmaceutical Services, Inc., 101 Gordon Drive, Lionville, Pennsylvania 19341, (610) 594-2900.

Ratio of earnings to fixed charges

Our consolidated ratios of earnings to fixed charges for each of the five fiscal years ended December 31, 2002, 2003, 2004, 2005 and 2006 are as follows:

	Year Ended December 31,
	2002	2003	2004	2005	2006

Ratio of Earnings to Fixed Charges(1)	3.4x	6.1x	4.5x	4.4x	5.9x

(1)
For purposes of the ratio of earnings to fixed charges, "earnings" represent pre-tax earnings plus fixed charges, and "fixed charges" represent interest expense plus that portion of rent expense that, in our opinion, approximates the interest factor included in rent expense. The 2003 ratio includes a $17.3 million insurance gain. If that gain were excluded, the 2003 ratio would be 4.8.

As of the date of this prospectus, we have no preferred stock outstanding.

Use of proceeds

We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement.

Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds in the event that the securities are sold by a selling securityholder.

Description of securities

We will set forth in the applicable prospectus supplement a description of the debt securities, preferred stock, common stock, warrants or units that may be offered under this prospectus.

Legal matters

In connection with particular offerings of the securities in the future, and unless otherwise stated in the applicable prospectus supplements, the validity of those securities may be passed upon for us by Dechert LLP, Philadelphia, Pennsylvania and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2006, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II    Information not required in prospectus

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following is a statement of the expenses to be incurred by the Registrant in connection with a distribution of the securities herein. All amounts set forth below are estimated:

	Amount to be paid

SEC registration fee	$	*
Legal fees and expenses		$450,000
Fees and expenses of qualification under state securities laws (including legal fees)		$5,000
Accounting fees and expenses		$100,000
Printing fees		$80,000
Trustee's fees and expenses		$15,000
Miscellaneous		$50,000

Total		$700,000

*
Deferred in accordance with Rules 456(b) and 457(r).

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

We maintain a policy of insurance under which our directors and officers (as defined therein) are insured subject to specified exclusions and deductible and retention and maximum amounts against loss arising from any civil claim or claims which may be made against any of our directors or officers (as so defined) by reason of any breach of duty, neglect, error, misstatement, misleading statement, omission or act done or wrongfully attempted or alleged to have been done while acting in their respective capacities.

The Pennsylvania Business Corporation Law and our amended and restated bylaws limit the monetary liability of our directors to us and to our shareholders and provide for indemnification of our officers and directors for liabilities and expenses that they may incur in such capacities.

Article IV of the bylaws provides that we will indemnify any person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding by reason of the fact that such person is or was a director, officer, employee or agent of us or serving at our request as a director, officer, employee or agent of another entity. Such indemnification shall be against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement of such proceedings to the extent that such person has not otherwise been indemnified and the power to give such indemnification has been granted by statute. For this purpose, our board of directors has the power to buy and maintain insurance at our expense. Payment of expenses may be made to an indemnified person prior to the final disposition of an action upon receipt of an undertaking by or on behalf of the indemnified person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by us.

The Pennsylvania Business Corporation Law authorizes the indemnification set forth above if the actions of the person to be indemnified did not constitute self-dealing, willful misconduct or recklessness. The character of the conduct of the person to be indemnified shall be determined by members of the board not parties to such litigation, independent counsel or our shareholders. Our obligation to indemnify a director, officer, employee or agent under Article IV of the bylaws constitutes a contract between us and such person, and no modification or repeal of any provision of Article IV of the bylaws will affect, to the detriment of the director, officer, employee or agent, our obligations in connection with a claim based on any act or failure to act occurring before such modification or repeal.

ITEM 16.    EXHIBITS

Exhibit No.	Description

1.1*	Form of Underwriting Agreement for debt securities, common stock, preferred stock, warrants, purchase contracts, depository shares and units
4.1	Form of stock certificate for common stock incorporated by reference to Exhibit (4)(a) of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 1-8036)
4.2**	Form of Indenture for debt securities
4.3*	Form of any note or other debt securities with respect to each particular series of Senior Notes issued hereunder
4.5*	Certificate of designation, preferences and rights with respect to any preferred stock issued hereunder
4.6*	Form of Debt Warrant Agreement
4.7*	Form of Debt Warrant Certificate
4.8*	Form of Stock Warrant Agreement
4.9*	Form of Stock Warrant Certificate
5.1**	Opinion of Dechert LLP
12.1**	Statement re computation of ratios of earnings to fixed charges.
23.1**	Consent of PricewaterhouseCoopers LLP
23.2	Consent of Dechert LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on signature page)
25.1**	Form T-1 Statement of Eligibility of the Trustee

*
To be filed either by amendment or as an exhibit to a Current Report on Form 8-K and incorporated herein by reference.

**
Filed herewith.

ITEM 17.    UNDERTAKINGS

The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)
Each prospectus filed by a Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

That, for the purpose of determining liability of a Registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, each undersigned Registrant undertakes that in a primary offering of securities of an undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)
Any preliminary prospectus or prospectus of an undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)
Any free writing prospectus relating to the offering prepared by or on behalf of an undersigned Registrant or used or referred to by an undersigned Registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about an undersigned Registrant or its securities provided by or on behalf of an undersigned Registrant; and

(iv)
Any other communication that is an offer in the offering made by an undersigned Registrant to the purchaser.

That, for purposes of determining any liability under the Securities Act of 1933, each filing of Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each Registrant pursuant to the foregoing provisions, or otherwise, each Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a Registrant of expenses incurred or paid by a director, officer or controlling person of a Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lionville, Township of Uwchlan, Commonwealth of Pennsylvania, on the 8th day of March, 2007.

WEST PHARMACEUTICAL SERVICES, INC.
By:	/s/ WILLIAM J. FEDERICI William J. Federici Vice President and Chief Financial Officer

Power of attorney

KNOW ALL MEN BY THESE PRESENTS that the individuals whose signatures appear below constitute and appoint John R. Gailey III and William J. Federici, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated:

SIGNATURE	TITLE	DATE

/s/ DONALD E. MOREL, JR. Donald E. Morel, Jr.	Chairman of the Board and Chief Executive Officer (principal executive officer)	March 8, 2007
/s/ WILLIAM J. FEDERICI William J. Federici	Vice President and Chief Financial Officer (principal financial officer)	March 8, 2007
/s/ JOSEPH E. ABBOTT Joseph E. Abbott	Vice President and Corporate Controller (principal accounting officer)	March 8, 2007
/s/ JENNE K. BRITELL Jenne K. Britell	Director	March 8, 2007

/s/ L. ROBERT JOHNSON L. Robert Johnson	Director	March 8, 2007
/s/ PAULA A. JOHNSON Paula A. Johnson	Director	March 8, 2007
/s/ WILLIAM H. LONGFIELD William H. Longfield	Director	March 8, 2007
/s/ JOHN P. NEAFSEY John P. Neafsey	Director	March 8, 2007
/s/ ANTHONY WELTERS Anthony Welters	Director	March 8, 2007
/s/ GEOFFREY F. WORDEN Geoffrey F. Worden	Director	March 8, 2007
/s/ ROBERT C. YOUNG Robert C. Young	Director	March 8, 2007
/s/ PATRICK J. ZENNER Patrick J. Zenner	Director	March 8, 2007

QuickLinks

  TABLE OF CONTENTS
  Risk factors
  About this prospectus
  Where you can find more information
  Incorporation by reference
  Ratio of earnings to fixed charges
  Use of proceeds
  Description of securities
  Legal matters
  Experts
  PART II Information not required in prospectus
  ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
  ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS
  ITEM 16. EXHIBITS
  ITEM 17. UNDERTAKINGS
  Signatures
  Power of attorney